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                                                                   EXHIBIT 99.1

NEWS BULLETIN FROM

[COVANSYS LOGO]


FOR FURTHER INFORMATION

Covansys:                               Joele Frank, Wilkinson Brimmer Katcher:
James S. Trouba                         Eden Abrahams / Andrew Siegel
Tel: (248) 848-8896                     Tel: (212) 355-4449
jtrouba@covansys.com                    ea@joelefrank.com / abs@joelefrank.com


                 COVANSYS SCHEDULES SPECIAL SHAREHOLDER MEETING
                  TO SEEK APPROVAL OF STOCK PURCHASE AGREEMENT
                        WITH FIDELITY INFORMATION SYSTEMS

   COMPANY FILES DEFINITIVE PROXY AND SETS MEETING DATE OF SEPTEMBER 15, 2004


FARMINGTON HILLS, MI, August 19, 2004 -- Covansys Corporation (NASDAQ: CVNS), a leading global provider of strategic outsourcing and integration services, today announced that it will hold a Special Meeting of its shareholders on September 15, 2004 to seek approval for its Stock Purchase Agreement ("SPA") with Fidelity Information Services, Inc. ("FIS"), a subsidiary of Fidelity National Financial, Inc. ("FNF"), and certain related matters. The Company has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") and expects to commence the distribution of proxy materials to its shareholders on August 26, 2004.

As previously announced on April 27, 2004, Covansys entered into a SPA and Master Services Agreement ("MSA") with FIS, the financial institution processing, outsourcing and real estate information subsidiary of FNF. Under the terms of the MSA, Covansys will serve as FIS' primary strategic provider of outsourced information technology services. The strategic alliance with FIS is expected to generate an anticipated $150 million in revenues over the next five years and leverages Covansys' leading position in strategic outsourcing and integration services, including Covansys' high quality, cost-effective offshore service capabilities in India. Concurrent with the SPA and MSA, Covansys entered into a recapitalization agreement with a fund managed by Clayton, Dubilier & Rice, Inc. ("CD&R"), a private equity investment firm, to restructure its ownership interest in Covansys and corresponding governance rights.

Under the terms of the SPA, FIS will purchase 8,700,000 shares of common stock from Covansys and four tranches of warrants, each for one million additional shares of Covansys common stock with exercise prices between $15 and $24. As a result of the delay in closing caused by the late filing of Covansys' Form 10-Q for the first quarter of 2004 and other factors, Covansys and FIS have agreed to modify the cash purchase price for the shares and warrants
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being sold to FIS from $104 million to $95.7 million in the aggregate. The change in market conditions has also resulted in a recalculation in the one-time charge that the Company will take in connection with the repurchase of the convertible redeemable preferred shares held by CD&R. The charge, which will depend on market conditions including the trading price of Covansys' common stock on the closing date, is currently estimated to be approximately $27 million plus applicable expenses based on a closing price of $9.24 per share of Covansys' common stock on July 30, 2004.

Raj Vattikuti, Covansys Founder and Co-Chairman of the Board, said, "With 180 billable employees currently performing services for FIS under the Master Services Agreement we signed in April, we are already seeing the benefits of what we believe will be a highly successful and mutually rewarding relationship with FIS and the value that our combined relationship will provide to financial service sector clients. We look forward to building on our successful start as FIS' IT services partner and to completing the stock purchase component of our transaction."

ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include actions by governmental or regulatory agencies, general economic conditions and conditions in the IT industry such as the demand for IT services, public sector government budgetary constraints, potential cost overruns on fixed-price projects, effective application of the percentage of completion method of accounting for fixed priced contracts, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the SEC.